For more information, contact:
Alan Robin, PISC
Honolulu, Hawaii
(808)926-4242
         or
Gary Paxton, President, Dollar
Tulsa, Oklahoma
(918)669-3010



JULY 19, 1995
FOR IMMEDIATE RELEASE

          PACIFIC INTERNATIONAL SERVICES CORP.
             SELLING RENTAL OPERATIONS TO DOLLAR

     HONOLULU, Hawaii. Pacific International Services Corp. (PISC), today announced it has entered into an agreement with Dollar Systems, Inc. (Dollar), to sell its vehicle rental operations. The purposed transaction is subject to due diligence review, as well as approvals of PISC's public shareholders, bondholders, and others. PISC will continue to own and operate South Seas Motors and Oahu Chrysler Jeep in Honolulu.
     Dollar President, Gary L. Paxton, said the transaction will benefit the travel industry and consumer in Hawaii, as well as Dollar and PISC.
     "Hawaii is one of the top tourism markets in the world. Since Dollar has always marketed aggressively to the leisure traveler, we saw this as an ideal opportunity to enhance an already strong presence of Dollar on the islands," Paxton said.
     Paxton was also complimentary of the management and employees of PISC in building market share in Hawaii, and pledged to maintain the high quality of service customers have come to expect when traveling "to the most beautiful islands in the world".
     Alan Robin, President of PISC, added, "Car rental in leisure destinations is fiercely competitive, and Dollar has a powerhouse track record in serving leisure markets like California and Florida. I have every confidence that with their abundant resources, they will make Dollar Hawaii a stronger travel partner on the islands, and provide even greater value to our customers and travel agents worldwide."
     Dollar Systems, Inc., a subsidiary of Pentastar Transportation Group, Inc., based in Tulsa, Oklahoma, has more that 1,300 worldwide locations in 60 countries.